Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made as of the 1st day of April, 2004, to be effective December 1, 2003 (the “Effective Date”) by and between Greenville First Bank, N.A. (hereinafter called “Employer” or the “Company”), having its principal office at 112 Haywood Road, Greenville. South Carolina 29607 and J. Edward Terrell thereinafter called “Employee”), whose residence address is 38 Wiseton Court/Simpsonville/South Carolina/2968l.

In consideration of the mutual covenants and promises herein made, the parties hereto agree as follows:

1.                                       Employment.  The Employer shall employ the Employee, and the Employee shall serve the Employer, as an Executive Vice President of Employer and in such capacity shall perform such duties as are consistent with that position including working with the executive team responsible for client acquisition strategies, overall marketing, shareholder relations and branch office coordination, and as Employer from time to time may direct.  The Employee shall have such authority and responsibilities consistent with his position as are set forth in the Company’s Bylaws or assigned by the Company’s Board of Directors (the “Board”) or Chief Executive Officer (CEO) from time to time.  The Employee shall devote his fill business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with the Employer’s policy.  Such duties shall be performed at Employer’s principal corporate offices or subsidiary office as agreed upon by Employer and Employee.

Employer reserves the right from time to time to extend, curtail or change the title and duties of Employee.  The Employee may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing his personal investments; provided that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company.

2.                                       Term.  Unless earlier terminated as provided in Section 13 below, the Employee’s employment under this Agreement shall commence on the Effective Date and be for a term ending January 31, 2006 (the “Term”).  At the end of January 2005 and on the 1ast day of January each year thereafter, the Term shall be extended for an additional one (1) year so that the remaining term shall continue to be two (2) years; provided that the Employer or the Employee may at any time, by written notice, fix the Term to a finite term of two (2) years commencing with the year of the notice.

3.                                       Base Salary.  For all services rendered by Employee under this Agreement, Employer shall pay Employee a base salary of $125,000.00 per year, which may be increased from the previous base annual salary beginning February 1 of each year (the “Base Salary”).  The base salary shall be reviewed annually by the Employer’s Board of Directors (the “Board”), and may be increased by the Board, or a duly appointed Committee thereof, in its sole discretion. The Base Salary shall be payable in accordance with the salary practices of the employer.

4.                                       Benefits.

(a)                                  Employee shall be entitled, to the extent that Employee’s position, title, tenure, salary, age, health and other qualifications make him eligible, to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans or programs of Employer currently in existence on the date hereof or later established that generally are provided to executive employees of the Company.  Employee’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

(b)                                 At the Company’s election, the Company shall provide the Employee with either an automobile owned or leased by the Company of a make and model appropriate to the Employee’s status, or a $500 monthly automobile allowance.  If the Company provides the Employee with an automobile, the Company shall provide for reasonable expenses associated with the automobile, including, but not limited to insurance, taxes, mileage, maintenance, etc.

(c)                                  The Employer shall pay the annual dues for the Employees membership at the Greenville Country Club (not to exceed $ reasonable per year) for so long as the Employee remains an Employee of the Employer and this Agreement remains in force.

5.                                       Working Facilities.  Employee shall be furnished with an office and such other facilities and services as may be necessary or suitable to his position and adequate for the performance of his duties.

6.                                       Expenses.  Employee is authorized to incur reasonable expenses for promoting the business of Employer, including expenses for entertainment, travel and similar items, but only to the extent that such expenses are allowable deductions to Employer on its Federal income tax return, excluding those expenses for which there is a fifty percent (50%) tax deduction limitation for entertainment, travel and similar items.  Employer shall promptly reimburse Employee for all such expenses upon the presentation by Employee, from time to time, of an itemized account of such expenditures. Employee shall repay to Employer the amounts of any expenses claimed which, for lack of proper documentation or otherwise, are not allowed to Employer as deductions for Federal income tax purposes.

7.                                       Vacations.  Employee shall be entitled each fiscal year to twenty (20) days paid days off granted by Employer to employees of similar tenure and compensation rank, pursuant to Employer’s paid days off policy.  Employer reserves the right to modify this and any other personnel policy from time to time.

8.                                       Ownership of Work Product.

(a)                                  Employee shall diligently disclose to Employer as soon as it is created or conceived by Employee, and Employer shall own, all Work Product (as defined below).  To the extent permitted by law, all Work Product shall be considered work made for hire by Employee and owned by Employer.

(b)                                 If any of the Work Product may not, by operation of law, be considered work made for hire by Employee for Employer (or if ownership of all right, title and interest of the intellectual property rights therein shall not otherwise vest exclusively in Employer), Employee agrees to assign, and upon creation thereof automatically assigns, without further consideration, the ownership of all Work Product to Employer, its successors and assigns.

(c)                                  Employer, its successors and assigns, shall have the right to obtain and hold in its or their own name copyrights, registrations, and any other protection available in the foregoing.

(d)                                 Employee agrees to perform upon the reasonable request of Employer, during or after Employee’s employment, such further acts as may be necessary or desirable to transfer, perfect and defend Employer’s ownership of the Work Product.  When requested, Employee will:

(i)                                     Execute, acknowledge and deliver any requested affidavits and documents of assignment and conveyance;

(ii)                                  Obtain and aid in the enforcement of copyrights (and, if applicable, patents) with respect to the Work Product in any countries;

(iii)                               Provide testimony in connection with any proceeding affecting the right, title or interest of Employer in any Work Product; and

(iv)                              Perform any other acts deemed necessary or desirable to carry out the purposes of this Agreement.

Employer shall reimburse all reasonable out-of-pocket expenses incurred by Employee at Employer’s request in connection with the foregoing.

(e)                                  For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, discoveries and improvements, and other intellectual property rights, in any programming, documentation, technology or other work product that relates to the business and interests of Employer and that Employee conceives, develops, or delivers to Employer at any time during the term of Employee’s employment.  “Work Product” shall also include all intellectual property rights in any programming, documentation, technology or other work product that is now contained in any of the products or systems (including development and support systems) of Employer to the extent Employee conceived, developed or delivered such Work Product to Employer prior to the date of this Agreement while Employee was engaged as an independent contractor or employee of Employer. Employee hereby irrevocably relinquishes for the benefit of Employer and its assigns any moral rights in the Work Product recognized by applicable law.

9.                                       Protection of Trade Secrets and Confidential Information.

(a)                                  Through exercise of his rights and performance of his obligations under this Agreement, Employee will be exposed to “Trade Secrets” and “Confidential Information” (as those terms are defined below).  “Trade Secrets” shall mean information or data of or about Employer or any Affiliates, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers, clients, distributors or licensees, that: (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.  To the extent that the foregoing definition is inconsistent with the definition of “trade secret” mandated under applicable law, the latter definition shall govern for purposes of interpreting Employee’s obligations under this Agreement.  Except as required to perform his obligations under this Agreement, or except with Employer’s prior written permission, Employee shall not use, redistribute, market, publish, disclose or divulge to any other person or entity any Trade Secrets of Employer.  Employee’s obligations under this provision shall remain in force (during and after the term) for so long as such information or data shall continue to constitute a Trade Secret under applicable law.  Employee agrees to cooperate with any and all confidentiality requirements of Employer, and Employee shall immediately notify Employer of any unauthorized disclosure or use of any Trade Secrets of which Employee becomes aware.

(b)                                 Employee agrees to maintain in strict confidence and, except as necessary to perform his duties for Employer, not to use or disclose any Confidential Information at any time, either during the term of his employment or for a period of one year after Employee’s last date of employment, so long as the pertinent data or information remains Confidential Information.  “Confidential Information” shall mean any non-public information of a competitively sensitive or personal nature, other than Trade Secrets, acquired by Employee during his employment, relating to Employer or Employer’s business, operations, customers, suppliers, products, employees, financial affairs or industrial practices.  Notwithstanding anything herein to the contrary, no obligation or liability shall accrue hereunder with respect to any information that is or becomes publicly available without the fault of Employee.

(c)                                  Employee will abide by Employer’s policies and regulations, as established from time to time, for the protection of its Confidential Information.  Employee acknowledges that all records, files, data, documents, and the like relating to suppliers, customers, costs, prices, systems, methods, personnel, technology and other materials relating to Employer or its Affiliated entities shall be and remain the sole property of Employer and/or such Affiliated entity.  Employee agrees, upon the request of Employer, and in any event upon termination of his employment, to turn over all copies of all media, records, documentation, etc., pertaining to Employer (together with a written statement certifying as to his compliance with the foregoing).

10.                                 Non-Solicitation of Customers.  During the term of his employment with Employer, and for a period of one (1) year thereafter, Employee shall not directly or indirectly solicit any individual or entity which was a customer or client of Employer for the purpose of providing a service or product to such customer or client which is the same type of service or product offered or provided by Employer; provided, however, that this restriction shall apply only to those customers or clients with whom Employee had contact in connection with services or products provided by Employer within two (2) years prior to the date of termination of such employment.

11.                                 Non-Solicitation of Employees.  During the term of Employee’s employment with Employer, and for a period of one (1) year following the termination of Employee’s employment with Employer or the resignation of Employee (the “Non-Solicitation Period”), Employee shall not, directly or indirectly, induce or solicit for employment any employee of Employer for the purpose of providing services that are the same or similar to the types of services offered or engaged in by Employer at the time of termination of Employee’s employment with Employer.

12.                                 Non-Competition Agreement.  During Employee’s employment with Employer and for a period of one (1) year thereafter, Employee shall not (without the prior written consent of Employer) compete with Employer or any of its subsidiaries, directly or indirectly, engage in forming, serving as an organizer, director, officer of, employee or agent, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches located within thirty (30) miles of any office or branch of Employer in existence at the time Employee’s employment with Employer is terminated (the “Territory”).  Notwithstanding the foregoing, Employee may serve as an officer of or consultant to a depository institution or holding company thereof even though such institution operates one or more offices or branches in the Territory, if Employee’s employment does not directly involve, in whole or in part, the depository financial institution’s or holding company’s operations in the Territory.

13.                                 Termination.

(a)                                  The Employee’s employment under this Agreement may be terminated prior to the end of the Term only as follows:

(i)                                     upon the death of the Employee;

(ii)                                  upon the disability of the Employee for a period of one hundred and eighty (180) days which, in the opinion of the Board of Directors, renders him unable to perform the essential functions of his job and for which reasonable accommodation is unavailable.  For purposes of this Agreement, a “disability” is defined as a physical or mental impairment that substantially limits one or more major life activities, and a “reasonable accommodation” is one that does not impose an undue hardship on the Employer;

(iii)                               by the Employer for Cause upon delivery of a Notice of Termination to the Employee;

(iv)                              by the Employee for Good Reason upon delivery of a Notice of Termination to the Employer within a ninety (90) day period beginning on the thirtieth

(30th) (lay after the occurrence of a Change in Control or within a ninety (90) day period beginning on the one (1) year anniversary of the occurrence of a Change in Control; and

(v)                                 by the Employee effective upon the thirtieth (30th) day after delivery of a Notice of Termination.

(b)                                 If the Employee’s employment is terminated because of the Employee’s death, the Employee’s estate shall receive any sums due him as base salary and/or reimbursement of expenses through the end of the month during which death occurred, plus any bonus earned or accrued through the date of death (including any amounts awarded for previous years but which were not yet paid).

(c)                                  During the period of any incapacity leading up to the termination of the Employee’s employment as a result of disability, the Employer shall continue to pay the Employee his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) until the Employee becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer; provided that the amount of any such payments to the Employee shall be reduced by the sum of the amounts, if any, payable to the Employee for the same period under any disability benefit or pension plan of the Employer or any of its subsidiaries.  Furthermore, the Employee shall receive any bonus earned or accrued through the date of incapacity (including any amounts awarded for previous years but which were not yet paid).

(d)                                 If the Employee’s employment is terminated for Cause as provided above or if the Employee resigns, the Employee shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination.

(e)                                  If the Employee’s employment is terminated by the Employee pursuant to clause (iv) of Section 13(a), in addition to other rights and remedies available in law or equity, the Employee shall be entitled to the following:

(i)                                     the Employer shall pay the Employee severance compensation in an amount equal to 100% of his then current monthly base salary each month for twelve (12) months from his date of termination, plus any bonus earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet paid).

(ii)                                  for the period from the date of termination through the date that the Employee attains the age of sixty-five (65) (the “Continuation Period”), the Employer shall at its expense continue on behalf of the Employee and his dependents and beneficiaries the life insurance, disability, medical, dental, and hospitalization benefits provided (x) to the Employee at any time during the ninety (90) day period prior to the Change in Control or at any time thereafter or (y) to other similarly situated executives who continue in the employ of the Employer during the Continuation Period.  Such coverage and benefits (including deductibles and costs) shall be no less favorable to the Employee and his dependents and beneficiaries than the most favorable of such coverages and benefits during any of the periods referred to above.  The Employer’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Employee obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Employer may reduce the coverage of any benefits it is required to provide the Employee hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Employee than the coverages and benefits required to be provided hereunder.  This subsection (ii) shall not be interpreted so as to limit any benefits to which the Employee or his dependents or beneficiaries may be entitled under any of the Employer’s employee benefit plans, programs, or practices following the Employee’s termination of employment, including, without limitation, retiree medical and life insurance benefits; and

(iii)                               the restrictions on any outstanding incentive awards (including restricted stock) granted to the Employee under the Company’s, or the holding company thereof, long-term equity incentive program or any other incentive plan or arrangement shall lapse and become 100% vested, all stock options and stock appreciation rights granted to the Employee shall become immediately exercisable and shall become 100% vested, all performance units granted to the Employee shall become 100% vested, and the restrictive covenants contained in Sections 10, 11 and 12 shall not apply to the Employee.

(f)                                    If the Employer terminates the Employee’s employment other than pursuant to clauses (i), (ii), (iii) or (v) of Section 13(a), the Employer shall pay to the Employee severance compensation in an amount equal to 100% of his then current monthly base salary each month for twelve (12) months from the date of termination, plus any bonus earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet paid).

(g)                                 With the exceptions of the provisions of this Section 13, and the express terms of any benefit plan under which the Employee is a participant, it is agreed that, upon termination of the Employee’s employment, the Employer shall have no obligation to the Employee for, and the Employee waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits).  At the time of termination of employment, the Employer and the Employee shall enter into a mutually satisfactory form of release acknowledging such remaining obligations and discharging both parties, as well as the Employer’s officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Employee’s employment by the Employer, including the circumstances of such termination.

(h)                                 The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Employee’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 and any regulations thereunder.  In the event that the Employer’s independent accountants acting as auditors for the Employer on the date of a Change in Control determine that the payments provided for herein constitute “excess parachute payments,” then the compensation payable hereunder shall be increased, on a tax gross-up basis, so as to reimburse the Employee for the tax payable by the Employee, pursuant to Section 4999 of the

Internal Revenue Code, on such “excess parachute payments,” taking into account all taxes payable by the Employee with respect to such tax gross-up payments hereunder, so that the Employee shall be, after payment of all taxes, in the same financial position as if no taxes under Section 4999 had been imposed upon him.

14.                                 Oral Modification Not Binding.  This Agreement supersedes all prior agreements and understandings between the parties and may not be changed or terminated orally, and no change or attempted waiver of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced; provided, however, that Employee’s compensation may be increased at any time by Employer without in any way affecting any of the other terms and conditions of this Agreement, which in all other respects shall remain in full force and effect.

15.                                 Governing Law.  This Agreement has been entered into in the State of South Carolina and shall be governed by the laws of such State.

16.                                 Remedies for Breach.  Employee recognizes and agrees that a breach by Employee of any covenant contained in this Agreement would cause immeasurable and irreparable harm to Employer.  In the event of a breach or threatened breach of any covenant contained herein.  Employer shall be entitled to temporary and permanent injunctive relief, restraining Employee from violating or threatening to violate any covenant contained herein, as well as all costs and fees incurred by Employer, including attorneys’ fees, as a result of Employee’s breach or threatened breach of the covenant.  Employer and Employee agree that the relief described herein is in addition to such other and further relief as may be available to Employer at equity or by law.  Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available to it for such breach of threatened breach, including the recovery of damages from Employee.

17.                                 Consideration.  Employee acknowledges and agrees that valid consideration has been given to Employee by Employer in return for the promises of Employee set forth herein.

18.                                 Covenants are Independent.  The covenants on the part of Employee contained herein shall each be construed as agreements independent of each other and of any other provisions in this Agreement and the unenforceability of one shall not effect the remaining covenants.

19.                                 Severability and Substitution of Valid Provisions.  To the extent that any provision or language of this Agreement is deemed unenforceable, by virtue of the scope of the business activity prohibited or the length of time the activity is prohibited, Employer and Employee agree that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of South Carolina.

20.                                 Extension of Periods.  Each of the time periods described in this Agreement shall be automatically extended by any length of time during which Employee is in breach of the corresponding covenant contained herein.  The provisions of this Agreement shall continue in full force and effect throughout the duration of the extended periods.

21.                                 Reasonable Restraint.  It is agreed by the parties that the foregoing covenants in this agreement are necessary for the legitimate business interests of Employer and impose a reasonable restraining on Employee in light of the activities and business of Employer on the date of the execution of this Agreement.

22.                                 Withholding of Taxes.  Employer may withhold from any amounts payable to Employee under this Agreement all federal, state, city or other taxes and withholdings as shall be required pursuant to any applicable law, rule or regulation.

23.                                 Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if given in writing and sent by registered or certified mail to his residence in the case of Employee or to its principal office in the case of Employer.

24.                                 Assignment.  The rights and obligations of the parties to this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.  This Agreement shall not be terminated by any merger or consolidation whether or not Employer is the consolidated or surviving corporation or by transfer of all or substantially all of the assets of Employer to another corporation if there is a surviving or resulting corporation in such transfer.

25.                                 Severability.  It is not the intent of any party hereto to violate any public policy of any jurisdiction in which this Agreement may be enforced.  If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise unlawful, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected.  In addition, the applicable provision shall be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal.

26.                                 Certain Definitions.

(a)                                  “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Employer.

(b)                                 “Cause” shall consist of any of (A) the commission by the Employee of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Employee, which is intended to cause, causes or is reasonably likely to cause material harm to the Employer (including harm to its business reputation), (B) the indictment of the Employee for the commission or perpetration by the Employee of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by the Employee of this Agreement that, if susceptible of cure, remains uncured ten (10) days following written notice to the Employee of such breach, (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Employee’s performance) regulatory action against the Employee or the Employer or the Employer (provided that the Board of Directors determines in good faith, with the Employee abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Employee or that termini nation of the Employee would materially advance the Employer’s compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action); (F) the exhibition by the Employee of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors good faith and reasonable judgment, with the Employee abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer’s best interest, that, if susceptible of cure remains uncured ten (10) days following written notice to the Employee of such specific inappropriate behavior; or (F) the failure of the Employee to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured thirty (30) days following written notice to the Employee of such failure.

(c)                                  “Change in Control” shall mean the occurrence during the Term of any of the following events, unless such event is a result of a Non-Control Transaction:

(i)                                     The individuals who, as of the date of this Agreement, are members of the Board of Directors of the Employer (the “Incumbent Board”) cease for any reason to constitute at least fifty percent of the Board of Directors of the Employer; provided, however, that if the election, or nomination for election by the Employer’s shareholders, of any new director was approved in advance by a vote of at least fifty percent of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Employer (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

(ii)                                  An acquisition (other than directly from the Employer) of any voting securities of the Employer (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the Employer’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition which would cause a Change in Control.

(iii)                               Approval by the shareholders of the Employer of: (i) a merger, consolidation, or reorganization involving the Employer; (ii) a complete liquidation or dissolution of the Employer; or (iii) an agreement for the sale or other disposition of all or substantially all of the assets of the Employer to any Person (other than a transfer to a Subsidiary).

(iv)                              A notice of an application is filed with the Office of Comptroller of the Currency (the “OCC”) or the Federal Reserve Board or any other bank or thrift regulatory approval (or notice of no disapproval) is granted by the Federal Reserve, the OCC, the Federal Deposit Insurance Corporation, or any other regulatory authority for permission to acquire control of the Employer or any of its banking subsidiaries.

(d)                                 “Good Reason” shall mean the occurrence after a Change in Control of any of the events or conditions described in subsections (i) through (viii) hereof:

(i)                                     a change in the Employee’s status, title, position or responsibilities (including reporting responsibilities) which, in the Employee’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; the assignment to the Employee of any duties or responsibilities which, in the Employee’s reasonable judgment, are inconsistent with his status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; any removal of the Employee from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for Disability or Cause, as a result of his death, or by the Employee other than for Good Reason, or any other change in condition or circumstances that in the Employee’s reasonable judgment makes it materially more difficult for the Employee to carry out the duties and responsibilities of his office than existed at any time within ninety (90) days preceding the date of Change in Control or at any time thereafter;

(ii)                                  a reduction in the Employee’s base salary or any failure to pay the Employee any compensation or benefits to which he is entitled within five (5) days of the date due;

(iii)                               the Employer’s requiring the Employee to be based at any place outside a 30-mile radius from the executive offices occupied by the Employee immediately prior to the Change in Control, except for reasonably required travel on the Employer’s business which is not materially greater than such travel requirements prior to the Change in Control;

(iv)                              the failure by the Employer to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Employee was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Employee, or (B) provide the Employee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the

Employee was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter;

(v)                                 the insolvency or the filing (by any party, including the Employer) of a petition for bankruptcy of the Employer, which petition is not dismissed within sixty (60) days;

(vi)                              any material breach by the Employer of any material provision of this Agreement;

(vii)                           any purported termination of the Employee’s employment for Cause by the Employer which does not comply with the terms of this Agreement; or

(viii)                        the failure of the Employer to obtain an agreement, satisfactory to the Employee, from any successor or assign to assume and agree to perform this Agreement, as contemplated in Section 11 hereof.

Any event or condition described in clause (i) through (viii) above which occurs prior to a Change in Control but which the Employee reasonably demonstrates (A) was at the request of a third party, or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to the Change in Control.  The Employee’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

(e)                                  “Non-Control Transaction” shall mean a transaction described below:

(i)                                     the shareholders of the Employer, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

(ii)                                  immediately following such merger, consolidation or reorganization, the number of directors on the board of directors of the Surviving Corporation who were members of the Incumbent Board shall at least equal the number of directors who were affiliated with or appointed by the other party to the merger, consolidation or reorganization.

(f)                                    “Notice of Termination” shall mean a written notice of termination from the Employer of the Employee which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.

27.                                 Entire Agreement.  This Agreement supersedes any other agreements, oral or written between the parties with respect to the subject matter hereof, and contains all of the agreements and understandings between the parties with respect to the employment of Employee by Employer.  Any waiver or modification of any term of this Agreement shall be effective only if it is set forth in writing signed by all parties hereto.

28.                                 Gender Neutrality.  The terms “he,” “him,” “his,” and “himself,” where used in this Agreement, shall refer to both the masculine and feminine genders, as may be appropriate.

29.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written on this 12th day of May, 2004.

EMPLOYER:

GREENVILLE FIRST BANK, N.A.

[CORPORATE SEAL]	By:	/s/ R. Arthur Seaver, Jr.
Name: R. Arthur Seaver, Jr.
Title: President and Chief Executive Officer

Attest:

/s/ Fred Gilmer, Jr.
Secretary

EMPLOYEE:

/s/ J. Edward Terrell
J. Edward Terrell